SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM N-8A

                       NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF
                    THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: BCD HITS Trust

Address of Principal Business Office (No. & Street, City, State and Zip Code):

      c/o Puglisi & Associates
      850 Library Avenue
      Suite 204
      Newark, Delaware 19716

Telephone Number (including area code): (302) 738-6680

Name and Address of Agent for Service of Process:

      Donald J. Puglisi
      Puglisi & Associates
      850 Library Avenue
      Suite 204
      Newark, Delaware 19716

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES   [X]                  NO   [ ]



                                SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Newark and State of Delaware on the 8th day of April, 1997.


                                         BCD HITS TRUST



                                         By: /s/ Donald J. Puglisi
                                             ---------------------
                                                 Donald J. Puglisi
                                                 Trustee